Exhibit 8.1

May 15, 2015

Camden National Corporation

Two Elm Street

Camden, Maine 04843

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Camden National Corporation, a Maine corporation (“Hampden”), in connection with the merger of Atlantic Acquisitions, LLC, a Maryland limited liability company of which Camden is the sole member (“Atlantic”), with and into SBM Financial, Inc., a Maryland corporation (“SBM”), with SBM being the surviving entity, immediately followed by the merger of SBM with and into Camden, with Camden being the surviving corporation (collectively, the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of March 29, 2015, by and among Camden, Atlantic, and SBM (the “Merger Agreement”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Proxy Statement/Prospectus of Camden and SBM dated May 15, 2015 (the “Proxy Statement/Prospectus”) included in the Merger Registration Statement on Form S-4 filed by Camden with the Securities and Exchange Commission (“SEC”) in connection with the issuance in the Merger of shares of Camden common stock (the “Merger Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Camden, Atlantic, and SBM in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Proxy Statement/Prospectus, and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

Camden National Corporation

May 15, 2015

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that the Merger will qualify as a merger under the applicable laws of Maine and Maryland, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the federal income tax consequences of any aspect of the Merger.

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Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

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We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

Camden National Corporation

May 15, 2015

This opinion is being provided to you solely in connection with the filing of the Merger Registration Statement and may not be relied upon by any other person or entity or used for any other purpose without our prior written consent.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP